Exhibit 10.71

STONEMOR PARTNERS, GP, LLC
3600 Horizon Blvd., Ste 100
Trevose, PA 19053

January 25, 2017 Ms. Dina Kelly
National Vice President of Sales Stonemor Partners
3600 Horizon Blvd., Ste 100
Trevose, PA 19053 Dear Dina,

As we discussed, StoneMor GP LLC (“the Company”) is offering you the following:

•	Effective February 1, 2017, your base salary shall increase to $325,000 annually (payable weekly or pursuant to standard Company payroll practice), effective February 1, 2017.

•	Per our earlier agreement, you are eligible for a 2016 Bonus of $100,000.

•
You will be eligible for a quarterly retention bonus of $50,000 to be paid after the end of each quarter in 2017. You will be eligible for a quarterly retention bonus of $25,000 to be paid after the end of each quarter in 2018. To be eligible for any retention bonus, you must be employed by the Company on the day the Company pays the applicable retention bonus.

•
The Compensation Committee will be reviewing in the next couple of months the long term equity incentive awards and regular management bonus plans to ensure that they are aligned with the Company’s operations and goals and will communicate with you concerning any changes applicable to you.

•	All amounts paid are subject to applicable taxes and other required withholdings.
Your employment with the Company continues to be at-will, meaning either you or the Company may terminate your employment at any time, with or without cause, with or without notice.
Best Regards,    Agreed and Accepted,

/s/ Robert B. Hellman, Jr      /s/ Dina S. Kelly
Robert B. Hellman, Jr    Dina Kelly
January     , 2017